SUBSIDIARIES OF REGISTRANT

Name                                State of Incorporation
----                                ----------------------

Risk Capital Reinsurance Company    Nebraska

Cross River Insurance Company       Nebraska (wholly owned subsidiary of Risk
                                    Capital Reinsurance Company)